Exhibit 23.2

Consent of Independent Registered Public Accountant Firm

To The Shareholders and Board of Directors of Eco Bright Future Inc.

We consent to the inclusion in this Registration Statement on Form 10-k of our report dated April 8, 2025 with respect to the audited consolidated balance sheet of Eco Bright Future Inc. and Subsidiaries (the Entity) as of December 31, 2024 and the related consolidated statements of operations, stockholders’ (deficit) equity and cash flows for the year then ended. Our report contains an explanatory paragraph regarding the Entity’s ability to continue as a going concern.

/Sd/M S Madhava Rao

M S Madhava Rao

Chartered Accountant

PCAOB No. 6662

Bengaluru, India

March 30, 2026